Exhibit 99.2

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	October 15, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces

Appointment of Manager to Board of Managers

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that Mr. F. Damon Box has been appointed to the board of managers of the general partner of our general partner, effective October 15, 2024.

Mr. Box has nearly 25 years of experience in corporate finance, mergers and acquisitions, capital markets and energy investments. He is currently a partner at Carrollton Mineral Partners, L.P. and was previously a managing director in the energy investment banking division at Piper Sandler Companies. In addition, Mr. Box has developed a focus on the minerals sector and acted as an advisor in numerous transactions.

Casey McManemin, Chairman of the Board, stated, “We are pleased to welcome Mr. Box to the board of managers of the Partnership. His broad energy experience will bring additional perspective to achieve the Partnership’s strategic goals”.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.